Exhibit 10.1
***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

CREDIT AGREEMENT

dated as of

April 11, 2022

among

MASIMO CORPORATION,
as the Borrower,

THE LENDERS AND ISSUING BANKS PARTY HERETO

and

CITIBANK, N.A.
as Administrative Agent
___________________________
CITIBANK, N.A., JPMORGAN CHASE BANK, N.A.,
BANK OF THE WEST and BOFA SECURITIES, INC.
as Joint Lead Arrangers and Joint Bookrunners
JPMORGAN CHASE BANK, N.A., BANK OF THE WEST
and BOFA SECURITIES, INC.
as Co-Syndication Agents
KEYBANK NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION,
MIZUHO BANK, LTD., HSBC BANK USA, N.A.
and PNC BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

i

(continued)
Page

(continued)
Page

(continued)
Page
SCHEDULES:
Schedule 2.01    –    Commitments
Schedule 3.17    –    Capitalization and Subsidiaries
Schedule 3.18    –    Insurance
Schedule 6.01    –    Indebtedness
Schedule 6.02    –    Liens
Schedule 6.04    –    Investments
Schedule 6.08    –    Restrictive Agreements

EXHIBITS:
Exhibit A    –    Form of Assignment and Assumption
Exhibit B    –    Reserved
Exhibit C    –    U.S. Tax Certificates
Exhibit D    –    Solvency Certificate

CREDIT AGREEMENT dated as of April 4, 2022, among MASIMO CORPORATION, the LENDERS and ISSUING BANKS party hereto, and CITIBANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
Article I
Definitions
Section 1.01.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries, directly or indirectly, acquires (a) any ongoing business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means Citibank, N.A. in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one month tenor in effect on such day plus 1%. Any change in the

Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the UK Bribery Act.
“Applicable Party” has the meaning assigned to it in Section 8.03(c).
“Applicable Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment; provided that, in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Revolving Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitments) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Term SOFR Loan, or with respect to the Unused Fees payable hereunder, as the case may be, (i) from the Closing Date to the date on which the Borrower delivers (or is required to deliver) financial statements pursuant to Section 5.01(b) and a certificate pursuant to Section 5.01(c) for the fiscal quarter ending on or about March 31, 2022, 0.000% per annum for any ABR Loan, 1.000% per annum for Term SOFR Loans and 0.150% for the Unused Fee and (ii) thereafter, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term SOFR Spread” or “Unused Fee”, as the case may be, based upon the Total Net Leverage Ratio as calculated by reference to and as set forth in the most recent financial statements delivered (or required to be delivered) pursuant to Section 5.01(a) or (b), as applicable, and the most recent certificate delivered (or required to be delivered) by the Borrower pursuant to Section 5.01(c):
APPLICABLE RATE

Level	Total Net Leverage Ratio	Term SOFR Spread	ABR Spread	Unused Fee
Level I	Less than 1.00 to 1.00	1.000%	0.000%	0.150%
Level II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	1.250%	0.250%	0.175%
Level III	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	1.500%	0.500%	0.225%
Level IV	Greater than or equal to 3.00 to 1.00	1.750%	0.750%	0.275%
If at any time the Borrower fails to deliver the quarterly or annual financial statements required to be delivered pursuant to Section 5.01(a) or (b), as applicable, or the certificate required to be delivered pursuant to Section 5.01(c), on or before the date such statements or compliance certificates are due, Level IV shall be deemed applicable for the period commencing three Business Days after such required date of delivery and ending on the date which is three Business Days after such statements or certificates are actually delivered, after which the Level shall be determined in accordance with the table above.
Except as expressly set forth above, any change in the pricing Level then in effect shall be effective three Business Days after the Administrative Agent has received the applicable financial statements required to be delivered pursuant to Section 5.01(a) or (b), as applicable, and the certificate required to be delivered pursuant to Section 5.01(c) (it being understood and agreed that each change in Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).
In the event that financial information in any financial statements and/or compliance certificate previously delivered was incorrect or inaccurate (regardless of whether this Agreement or any Loans or Commitments are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any applicable period than the Applicable Rate applied for such applicable period, then (a) the Borrower shall, as soon as practicable, deliver to the Administrative Agent the correct financial statements and/or compliance certificates for such applicable period, (b) the Applicable Rate shall be determined as if the pricing level for such higher Applicable Rate were applicable for such applicable period, and (c) the Borrower shall within two (2) Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Rate for such applicable period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.
“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of the West and BofA Securities, Inc., each in its capacity as a joint bookrunner and joint lead arranger hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the same form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(b).
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments in accordance with the provisions of this Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, Adjusted Term SOFR; provided, that if a Benchmark Transition Event has occurred with respect to Adjusted Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided, that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the FRBNY, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” means Masimo Corporation, a Delaware corporation.
“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in a form approved by the Administrative Agent (and for which such form approval shall not be unreasonably withheld).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Term SOFR Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks and the Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Casualty Event” means any loss, damage, destruction or condemnation of any asset of the Borrower or any of its Subsidiaries.
“CFC” shall mean any Person that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holding Company” means any Subsidiary substantially all of the assets of which consist of equity or debt of one or more CFCs.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) directors of the Borrower on the date of this Agreement nor (ii) nominated or appointed by the board of directors of the Borrower.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to it in Section 9.14.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.
“Closing Date” means the first date that the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with Section 9.02.
“Closing Date Revolving Loan Sublimit” means Revolving Loans in an aggregate principal amount of $300,000,000, plus (i) amounts for replacing or backstopping any existing letters of credit of the Borrower and its Subsidiaries or the Acquired Business, plus (ii) amounts to fund any Closing Date working capital needs.

“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means a Revolving Commitment and/or a Term Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to it in Section 8.03(c).
“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or “Interest Payment Date” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has or has a Lender Parent that has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Denomination Date” means each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Discovery Property” means the land and a 213,400 square foot building located at 52 Discovery, Irvine, California 92618.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, including any Casualty Event.
“Disqualified Lender” means (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing to the Administrative Agent by the Borrower prior to February 15, 2022 (it being understood and agreed and none were so identified), (ii) those persons who are competitors of the Viper Acquired Business, that are separately identified in writing to the Administrative Agent by the Borrower from time to time prior to the Closing Date (which list of competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent but which supplementation shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loans, Commitments and/or Letters of Credit), and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the persons referenced in clause (ii) above) that are either (a) identified in writing by the Borrower from time to time (which identification shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loans, Commitments and/or Letters of Credit) or (b) identifiable on the basis of such affiliate’s name. The list of Disqualified Lenders shall be posted from time to time by the Administrative Agent (and shall be made available to any Lender and any Issuing Bank upon request therefor).
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“dollars” or “$” refers to lawful money of the United States of America.
“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, an amount equal to Net Income for such period plus
(a)the following to the extent deducted in calculating such Net Income, without duplication:
(i) Interest Expense (excluding the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Lease Obligations or in connection with the deferred purchase price of assets that is treated as Interest Expense in accordance with GAAP), amortization or writeoff of debt discount and debt issuance costs and debt issuance commissions,
(ii) all federal, state, local and foreign taxes on or measured by income of the Borrower and its Subsidiaries during such period,
(iii) depreciation and amortization expense for such period (including without limitation, amortization of intangibles in accordance with GAAP and amortization recorded in connection with the application of Financial Accounting Standards Board Accounting Standards Codification 350 (Intangibles - Goodwill and Other)),
(iv) the amount of noncash stock-based compensation expense for such period,
(v) other extraordinary, unusual or non-recurring expenses or losses (including without limitation losses on sales of assets outside of the ordinary course, including abandoned or discontinued operations, after tax effect of income (loss) from the early extinguishment of Indebtedness or Swap Agreements, impairment charges and effects of changes in accounting principles) of the Borrower and its Subsidiaries reducing such Net Income for such period,

(vi) any non-cash charges that have been deducted in determining Net Income for such period in accordance with GAAP, to the extent of such deduction,
(vii) legal fees and litigation costs and expenses; provided, however, that the amount of such fees, costs and expenses included in the calculation per fiscal year under this clause (vii) may not exceed $15,000,000, with up to $7,500,000 of amounts not added back pursuant to this clause (vii) in any fiscal year permitted to be carried over to the immediately succeeding fiscal year (but not to any fiscal year thereafter),
(viii) to the extent not already included in Net Income, (A) proceeds of business interruption insurance to the extent paid in cash during such period and (B) expenses with respect to liability or casualty events to the extent covered by insurance and actually reimbursed, or, so long such amount is not denied by the applicable carrier in writing and in fact reimbursed within 365 days of the date of evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days),
(ix) all non-recurring costs and expenses incurred in connection with or as a result of the consummation of the Transactions, any Acquisition, investment, asset acquisition or disposition, issuance of Equity Interests or amendment or modification of any agreement or instrument relating to Indebtedness,
(x) losses resulting solely from fluctuations in foreign currency (including currency remeasurements of Indebtedness) and any net loss resulting from hedge agreements for currency exchange risk associated with the above (and those resulting from intercompany indebtedness),
(xi) reasonable and customary transaction expenses incurred during such period in connection with any Permitted Acquisition, other permitted Investments, permitted debt and equity issuances, permitted Dispositions, permitted recapitalization, mergers, option buyouts or the incurrence or repayment of indebtedness incurred during such period (or any such transactions proposed but not consummated),
(xii) all non-cash expenses, charges, costs, accruals, reserves of losses related to compliance with accounting standards, enhanced accounting function or other transaction costs associated with being a public company, and
(xiii) add-backs and adjustments (including pro forma adjustments) solely in the amounts and for the periods set forth in the quality of earnings report prepared by Deloitte and delivered to the Administrative Agent prior to the Closing Date;
minus
(b)to the extent included in calculating such Net Income, without duplication, (i) all noncash items increasing Net Income for such period, (ii) all EBITDA of any Person other than the Borrower or a wholly-owned Subsidiary of the Borrower for such period, except (A) to the extent of any amounts distributed to the Borrower or any of its wholly-owned Subsidiaries in cash and (B) that EBITDA of a Subsidiary of the Borrower that is not wholly owned, directly or indirectly, by the Borrower shall not be subtracted pursuant to this clause (ii) if such Subsidiary is not restricted, pursuant to its organizational documents, any contract or agreement to which it is a party or otherwise, from paying dividends and making other distributions to the Borrower or to the Subsidiary that owns the Equity Interests of such Subsidiary, (iii) any cash payments made during such period in respect of items described in clause (a)(v) above subsequent to the fiscal quarter in which the relevant non-cash expense or loss were reflected as a charge in the statement of Net Income, all as determined on a consolidated basis, and (iv) gains resulting solely from fluctuations in foreign currency (including currency remeasurements of Indebtedness) and any net gain resulting from hedge agreements for currency exchange risk associated with the above (and those resulting from intercompany indebtedness).
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 8.08(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.08(d)(i)
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.08(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.08(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.08(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Existing Letters of Credit” means the following Letters of Credit issued by:
(i) JP Morgan Chase Bank, N.A.:

REFERENCE	APPLICANT	BENEFICIARY	ISSUE	EXPIRY	AMOUNT
[...***...]	MASIMO INTERNATIONAL SARL	[...***...]	[...***...]	[...***...]	[...***...]

and
(ii) Bank of America, N.A.:

Instrument #	Company	Beneficiary	Outstanding Amount	Liability(In USD)	Issue Date	Expiry Date
[...***...]	DEI SALES INC	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

“Exchange Rate” means on any day, for purposes of determining the U.S. Dollar Equivalent of any other currency, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of U.S. Dollars with such other currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency; provided, further, if such spot rate cannot be determined by any of the methods set forth above, it may be determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b) or Section 9.02(d)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB Rate based on such day’s federal funds transactions by depository institutions, as determined in such manner as the NYFRB Rate shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB Rate as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letters” means (i) that certain amended and restated fee letter, dated as of March 4, 2022, among the Borrower and the Arrangers and (ii) that certain amended and restated fee letter, dated as of March 4, 2022, by and among the Borrower and the Administrative Agent, in each case, as may be amended, restated, amended and restated, supplemented or otherwise modified.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“FRBNY” means the Federal Reserve Bank of New York.
“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “FRBNY Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” means all Obligations, together with all Banking Services Obligations owing to one or more Lenders or their respective Affiliates and all Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor; provided, further, that Banking Service Obligations and Swap Agreement Obligations shall cease to constitute Guaranteed Obligations on and after the date all Obligations are paid in full in cash (other than any contingent indemnification obligations for which no claim has been asserted) and all Commitments hereunder have been terminated.
“Guarantors” means, collectively, Masimo Americas, Inc., a Delaware corporation, D&M Holdings U.S. Inc., a Delaware corporation, Sound United, LLC, a Delaware limited liability company, Polk Audio, LLC, a Delaware limited liability company, and DEI Sales, Inc., a Florida corporation, and any other Material Subsidiary that executes a joinder to the Guaranty pursuant to Section 5.09.
“Guaranty” means the Guaranty, dated as of the date hereof, made by the Guarantors in favor of the Administrative Agent and the Lenders, as the same may be amended, restated, amended and restated, supplemented or otherwise modified.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Historical Audited Financial Statements” means (i) with respect to the Borrower, the audited consolidated balance sheet and the related audited statements of comprehensive income, operations, equity and cash flows of each of the Borrower and its consolidated subsidiaries as of the end of and for the fiscal years ending on or about December 31, 2019, 2020 and 2021 and (ii) with respect to the Viper Acquired Business, the audited consolidated balance sheet as of March 31, 2020 and March 31, 2021 and the related audited consolidated statement of operations for the year then ended of DEI Holdings, Inc.
“Historical Quarterly Financial Statements” means (i) with respect to the Borrower, the unaudited consolidated balance sheet and the related audited statements of comprehensive income, operations, equity and cash flows of each of the Borrower (together with its consolidated subsidiaries) as of the end of and for each quarter (in each case, other than the fourth fiscal quarter of any fiscal year) ended after the fiscal year for which Historical Audited Financial Statements were delivered for the Borrower and at least 60 days prior to the Closing Date and (ii) with respect to the Viper Acquired Business, the unaudited interim consolidated balance sheet as of November 30, 2021 of DEI Holdings, Inc. and each subsequent fiscal quarter ended after the fiscal year for which Historical Audited Financial Statements were delivered and at least 60 days prior to the Closing Date and the related unaudited interim consolidated statement of operations for the eight (8) months ended November 30, 2021 of DEI Holdings, Inc.
“IBA” has the meaning assigned to such term in Section 1.07.

“Immaterial Subsidiary” means any Subsidiary (a) that has total assets less than 5% of the consolidated total assets of the Borrower and its Subsidiaries and (b) whose results for the period of four fiscal quarters most recently ended constituted less than 5% of EBITDA; provided, that at no time shall all Immaterial Subsidiaries (i) have total assets in excess of 10% in the aggregate of the consolidated total assets of the Borrower and its Subsidiaries or (ii) have results for the period of four fiscal quarters most recently ended constituting in excess of 10% of EBITDA. If at any time that entities that would otherwise be Immaterial Subsidiaries either (x) have total assets in excess of 10% in the aggregate of the consolidated total assets of the Borrower and its Subsidiaries or (y) have results for the period of four fiscal quarters most recently ended constituting in excess of 10% of EBITDA, the Borrower shall designate Subsidiaries that would otherwise be Immaterial Subsidiaries as Material Subsidiaries, it being understood that any such Subsidiary that is a U.S. Person and not a CFC Holding Company (or a Subsidiary of a CFC or CFC Holding Company) or an SPE shall be designated as a Material Subsidiary prior to the designation of any such Subsidiary that is a CFC, CFC Holding Company or SPE as a Material Subsidiary.
“Incremental Effective Date” has the meaning assigned to it in Section 2.21(c).
“Incremental Cap” means, as of any date of determination:
(a)an amount equal to (x) $400,000,000 less (y) the aggregate amount of increases in Revolving Commitments or additional Term Loans incurred pursuant to this clause (a) on or prior to such date of determination (without including the subject increased Revolving Commitments or additional Term Loans); plus
(b)an unlimited amount, so long as on a pro forma basis after giving effect to any such increase in the Revolving Commitments or additional Term Loans, the use of proceeds thereof, any acquisition consummated concurrently therewith, and all other related transactions or events (calculated (i) in the event the Borrower is increasing the Revolving Commitments or incurring delayed draw commitments for Term Loans, as if such Revolving Commitments or such delayed draw commitments were fully drawn on the effective date thereof and (ii) excluding any cash constituting proceeds of any increased Revolving Commitments or Additional Term Loans), the Total Net Leverage Ratio would not exceed 2.50 to 1.00;
it being understood that (I) the Borrower shall be deemed to have used amounts under clause (b) (to the extent compliant therewith) prior to utilization of amounts under clause (a) and (II) Loans may be incurred under both clauses (a) and (b), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (b) above and then calculating the incurrence under clause (a) above.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that if such Person has not assumed such Indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning assigned to it in Section 9.03(b).
“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).
“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the four fiscal quarter period ending on such date to (b) Interest Expense (excluding the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Lease Obligations or in connection with the deferred purchase price of assets that is treated as interest expense in accordance with GAAP) paid in cash during such four fiscal quarter period.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be in a form approved by the Administrative Agent (and for which such form approval shall not be unreasonably withheld).
“Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest expense in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Term SOFR Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.
“Interest Period” means with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means each of Citibank, N.A., JPMorgan Chase Bank, N.A., Bank of the West and Bank of America, N.A., each in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or converted to a Revolving Loan at such time. The LC Exposure of any Lender at any time shall be its Applicable Revolving Percentage of the LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.21(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.
“Letter of Credit” means any letter of credit issued (or, in the case of any Existing Letter of Credit, deemed to be issued) pursuant to this Agreement. Letters of Credit may be issued in dollars, Euros, Pounds Sterling and any other currency, as agreed by the Borrower and the applicable Issuing Bank.
“Letter of Credit Agreement” has the meaning assigned to it in Section 2.05(b).
“Letter of Credit Commitment” means with respect to any Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit, as such commitment may be reduced or increased from time to time in accordance with the provisions of this Agreement. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Issuing Bank shall have assumed its Letter of Credit Commitment, as applicable.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Transaction” means (i) any acquisition or other Investment by one or more of the Borrower and its Subsidiaries of any assets, business or Person that is permitted hereunder, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, (ii) any repayment, repurchase or refinancing of indebtedness permitted hereunder with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is required to be delivered and (iii) any dividends or distributions on, or redemption of, Equity Interests permitted hereunder requiring irrevocable notice in advance thereof.
“Loan Documents” means this Agreement, including schedules and exhibits hereto, the Guaranty, any promissory notes issued pursuant to Section 2.09(e) and any other agreements entered into in connection herewith by the Borrower or any Loan Party with or in favor of the Administrative Agent and/or the Lenders, as the same may be amended, amended and restated, restated, supplemented or otherwise modified, together with any letter of credit applications and any agreements between the Borrower and any Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit hereunder and/or the respective rights and obligations between the Borrower and such Issuing Bank in connection thereunder.
“Loan Parties” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Revolving Loans and the Term Loans.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their Obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent and/or the Lenders under this Agreement or any other Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $125,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means each Subsidiary that is not an Immaterial Subsidiary or an SPE.
“Maturity Date” means April 12, 2027.
“Maximum Rate” has the meaning assigned to it in Section 9.14.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means (a) with respect to any Disposition (other than a Casualty Event), (i) the cash proceeds received by the Borrower or any of its Subsidiaries in respect of such Disposition including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, minus (ii) the sum of (A) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (B) the amount of all taxes or tax distributions paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event (as determined reasonably and in good faith by a financial officer of the Borrower), (iv) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition and required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents), (v) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Cash Proceeds), (vi) cash escrows (until released from escrow to the Borrower or any of its Subsidiaries) from the sale price for such Disposition and (vii) in the case of any Disposition by any non-wholly-owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vii)) attributable to any minority interest and not available for distribution to or for the account of the Borrower or a wholly-owned Subsidiary as a result thereof, (b) with respect to a Casualty Event, Net Insurance/Condemnation Proceeds and (c) with respect to any issuance or incurrence of Indebtedness or Equity Interests, the cash proceeds thereof, net of all taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Borrower or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Borrower or any of its Subsidiaries or (ii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) in respect of the Loan Parties or any of their respective Subsidiaries, Affiliates or direct or indirect equityholders (i) any actual out-of-pocket costs and expenses incurred in connection with the adjustment, settlement or collection of any claims in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale (other than Indebtedness under the Loan Documents), (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, relocation expenses, currency hedging expenses, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar taxes and the Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-wholly-owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned Subsidiary as a result thereof.
“Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (in accordance with GAAP) for that period.
“Non-Consenting Lender” has the meaning set forth in Section 9.02(d).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities and obligations of any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document, (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower and (c) all Erroneous Payment Subrogation Rights.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18 or Section 9.02(d)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight borrowings by U.S. managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB Rate as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB Rate as an overnight bank funding rate.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Parties” means the Borrower or any of its affiliates.
“Patriot Act” has the meaning assigned to it in Section 9.15
“Payment Recipient” has the meaning assigned to it in Section 8.08(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” has the meaning assigned to such term in Section 6.04(e).

“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)Liens arising under any shareholders’ agreements or other similar agreements with respect to Equity Interests of any joint venture or other Person (other than a Subsidiary of the Borrower) owned by the Borrower or any of its Subsidiaries;
(h)Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted, with respect to which adequate reserves are being maintained in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect;
(i)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where any Borrower or any of their Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(j)leases, non-exclusive licenses, subleases or sublicenses granted in the ordinary course of business to others not interfering in any material respect with the business of the Loan Parties, taken as a whole, and any interest or title of a lessor under any lease not in violation of this Agreement;
(k)statutory Liens arising from the rights of lessors under leases (including any precautionary financing statements regarding property subject to a lease) not in violation of the requirements of this Agreement; provided that such Liens are only in respect of the property subject to, and secure only, the respective lease;
(l)rights of consignors of goods, whether or not perfected by the filing of a financing statement or other registration, recording or filing;
(m)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(n)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(o)Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(p)Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any investment or acquisition permitted hereunder;
(q)restrictive covenants affecting the use to which real property may be put in each case that do not secure Indebtedness and do not involve, either individually or in the aggregate, (1) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries, taken as a whole, or (2) a Material Adverse Effect;
(r)Liens arising out of conditional sale, title retention, consignment or other arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(s)Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of the Borrower or any of other Loan Party to permit satisfaction of overdraft or similar obligations of the Loan Parties incurred in the ordinary course of business of the Borrower and any other Loan Party, (ii) relating to pooled deposit or sweep accounts of the Foreign Subsidiaries that are not Loan Parties to permit satisfaction of overdraft or similar obligations of such Foreign Subsidiaries incurred in the ordinary course of business of such Foreign Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;
(t)Liens granted in favor of a Loan Party from a Subsidiary that is not a Loan Party; and
(u)Liens on cash and cash equivalents deposited to discharge, redeem or defease Indebtedness permitted to be discharged, redeemed or defeased pursuant to the terms hereof and so long as such cash or cash equivalents are actually used to discharge, redeem or defease such Indebtedness (or the related Liens are released) within 90 days of the imposition of such Lien.
“Permitted Investments” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);
(b)investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)money market funds that have portfolio assets of at least $1,000,000,000 or money market accounts maintained in mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above;
(f)investments in investment grade debt obligations issued by corporations that are U.S. Persons if the following conditions are met: (i) the maturity of such obligations is no greater than 12 months at the time of purchase and (ii) has a minimum “Aa” long term debt rating by Moody’s or a minimum “AA” long term debt rating by S&P at the time of purchase; and
(g)any investment that is expressly permitted pursuant to Section 6.04(f).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prime Rate” means the per annum rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Financial Statements” means, an unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower (which shall be calculated on a pro forma basis for the Transactions to include the Acquired Business) as of and for the four consecutive quarter period ending on the last day of the most recently completed fiscal quarter of the Borrower for which Historical Audited Financial Statements have been delivered, in each case, giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), it being agreed that such pro forma financial statements will be prepared in good faith and need not comply with Regulation S-X under the U.S. Securities Act of 1933, as amended, or include purchase accounting adjustments. It is understood and agreed that the pro forma financial statements included in the Masimo Pro Forma Financial Model posted to the Lenders on February 22, 2022 constitute the Pro Forma Financial Statements required to be delivered hereunder, and satisfy this definition of Pro Forma Financial Statements.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its Controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rating Agency” means each of S&P and Moody’s.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Refinancing” means the repayment of (x) all third-party debt for borrowed money of the Viper Acquired Business (and the termination of commitments thereunder and release of all guarantees, liens and security interests related thereto), including all amounts under (1) that certain ABL Credit Agreement, dated as of April 29, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date), among DEI Sales Inc., the other borrowers from time to time party thereto, DEI Holdings, Inc., Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (and the termination of commitments thereunder and release of all guarantees, liens and security interests related thereto, if any) and (2) that certain First Lien Term Loan Credit Agreement, dated as of April 29, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date), among DEI Sales, Inc., DEI Holdings, Inc., Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (and the termination of commitments thereunder and release of all guarantees, liens and security interests related thereto, if any) and (y) all amounts under that certain Credit Agreement, dated as of December 17, 2018 (as may be amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date), by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent (and the termination of commitments thereunder and release of all guarantees, liens and security interests related thereto, if any).
“Register” has the meaning assigned to such term in Section 9.04(b).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors, partners, trustees, administrators, managers and representatives of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank, or any successor thereto.
“Required Lenders” means (a) at any time that there are two (or fewer) unaffiliated Lenders, each Lender and (b) at any time that there are more than two unaffiliated Lenders, Lenders holding Loans, LC Exposure and unused Commitments representing more than 50% of the sum of the total Loans, LC Exposure and unused Commitments at such time; provided that solely for purposes of the foregoing, in the event that any Lender is an Affiliate of any other Lender, any such affiliated Lenders shall be deemed to be a single Lender.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other executive officer of the Borrower.
“Restricted Indebtedness” shall mean (i) all Material Indebtedness for borrowed money of the Borrower and its Subsidiaries, other than Indebtedness constituting Obligations hereunder and (ii) all Subordinated Indebtedness.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Borrowing” means a Borrowing with respect to a Revolving Loan.
“Revolving Commitment” with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $500,000,000.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Lender” means each Lender that has a Revolving Commitment or holds Revolving Loans. Unless the context otherwise requires, the term “Revolving Lenders” includes the Issuing Banks.
“Revolving Loan” means a Loan made pursuant to Section 2.03(a).
“S&P” means S&P Global Ratings.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission of the United State of America.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means, for any calculation with respect to Term SOFR Loans, a percentage per annum equal to (i) 0.10% for Term SOFR Loans with an Interest Period of one month, (ii) 0.15% for Term SOFR Loans with an Interest Period of three months and (iii) 0.25% for Term SOFR Loans with an Interest Period of six months.
“SOFR Administrator” means the FRBNY (or a successor administrator of the secured overnight financing rate).
“Solvent” means, as to any Person and its consolidated subsidiaries, as of any date of determination, that on such date:
(a)the fair value of the assets of such Person and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;
(b)the present fair saleable value of the property of such Person and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
(c)such Person and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and
(d)such Person and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“SPE” means any Person that is a direct or indirect subsidiary of the Borrower that engages in no activities other than those reasonably related to or in connection with the ownership of the Discovery Property and the incurrence of Indebtedness permitted pursuant to Section 6.01(r) not securing any real property other than the Discovery Property; provided that no portion of the Indebtedness of such Person shall be recourse to the Borrower or any other Subsidiary of the Borrower (other than customary limited recourse guarantees entered into in connection with the Indebtedness permitted pursuant to Section 6.01(r)).
“Specified Currency” has the meaning assigned to such term in Section 9.17.
“Specified Event of Default” means any Event of Default under Section 7.01(a), (b), (h) or (i).
“Specified Material Investment” means an investment, loan, advance or Acquisition having an aggregate consideration of at least $100,000,000.
“Specified Representations” means the representations and warranties of the Borrower and the other Loan Parties contained in Section 3.01, Section 3.02, Section 3.03(b), Section 3.08, the last sentence of Section 3.12(a), Section 3.15 and Section 3.16.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower. For the purposes of this Agreement, unless otherwise expressly specified, the term “Subsidiary” shall not include any Unrestricted Subsidiary of the Borrower.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is at all times subordinated to payment of the Obligations on terms reasonably satisfactory to the Administrative Agent.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a Borrowing with respect to a Term Loan.
“Term Commitment” with respect to each Lender, the commitment of such Lender to make Term Loans. The amount of each Lender’s Term Commitment on the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Term Commitments (immediately prior to the funding of the Term Loans on the Closing Date) is $300,000,000.
“Term Lender” means each Lender that has a Term Commitment or holds Term Loans.

“Term Loan” means a Loan made pursuant to Section 2.01(b).
“Term SOFR” means,
(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.
“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Assets” means, at any time, the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Total Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of such measurement date (other than (i) Indebtedness described in clauses (d) and (e) of the definition of Indebtedness and (ii) Indebtedness permitted pursuant to Section 6.01(p) which by its terms is non-recourse to the Borrower and its Subsidiaries (other than the SPE), except in the case of misappropriation of funds and other willful misconduct, so long as the Borrower and its Subsidiaries have not then become obligated to make any payment in connection therewith or otherwise taken any action that would cause such Indebtedness to become recourse to the Borrower or such Subsidiary) minus the amount of Unrestricted Cash on such date to (b) EBITDA for the four fiscal quarter period ending on such measurement date.
“Transactions” means the (i) the Viper Acquisition, (ii) the Refinancing, (iii) the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (iv) the payment of fees and expenses in connection with the foregoing.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” shall mean (1) any subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated on or after the Closing Date by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in pro forma compliance with Section 6.09 as of the last day of the most recently ended period of four fiscal quarters for which financial statements were (or were required to be) delivered pursuant to Section 5.01(a) and/or (b); provided that, for the purposes of this clause (b), pro forma compliance with Section 6.09(a) shall be determined without giving effect to any Specified Material Investment Step-Up, (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04, (d) such subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Subsidiary and (e) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Financial Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clauses (a) through (d); and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Borrower or one or more of its Subsidiaries after the date of the designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Loan Parties therein at the date of designation in an amount equal to the fair market value of the Loan Parties’ Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Subsidiary). Notwithstanding anything to the contrary herein, no Unrestricted Subsidiary may hold ownership of or an exclusive license in any assets that is material to the business or operations of the Borrower and its Subsidiaries taken as a whole (as reasonably determined in good faith by the Borrower) and no Subsidiary that holds ownership of or an exclusive license in any such assets that are material to the business or operations of the Borrower and the Subsidiaries taken as a whole (as reasonably determined in good faith by the Borrower) may be designated as an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in pro forma compliance with Section 6.09 as of the last day of the most recently ended period of four fiscal quarters for which financial statements were (or were required to be) delivered pursuant to Section 5.01(a) and/or (b); provided that, for the purposes of this clause (b), pro forma compliance with Section 6.09(a) shall be determined without giving effect to any Specified Material Investment Step-Up and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of the preceding clauses (i) and (ii). The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.
“Unused Fee” means the fee payable by the Borrower pursuant to Section 2.11(a).
“Unrestricted Cash” means the unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries organized in the United States (or any state thereof) and held in the United States (or any state thereof).
“U.S. Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount and (b) if such amount is expressed in another currency, the equivalent of such amount in dollars determined by reference to the Exchange Rate then in effect.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Viper Acquisition” means the acquisition by the Borrower, directly or indirectly, of the Viper Acquired Business pursuant to the Viper Acquisition Agreement.
“Viper Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of February 15, 2022, by and among the Borrower, Viper Holdings Corporation, Viper Holdings, LLC and the other parties party thereto (including all schedules, annexes and exhibits thereto), as in effect on February 15, 2022 and as amended or modified from time to time in a manner that would not result in a failure of the condition precedent set forth in Section 4.01(h).
“Viper Acquisition Representations” means the representations and warranties made by or with respect to the Viper Acquired Business in the Viper Acquisition Agreement as are material to the interests of the Lead Arrangers and the Lenders (in their capacities as such), but only to the extent that the Borrower has the right to terminate its or its applicable affiliates’ obligations under the Viper Acquisition Agreement as a result of the failure of such representations to be accurate.
“Viper Acquired Business” means Viper Holdings Corporation, a Delaware corporation, together with its subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by

Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).
Section 1.03.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.04.Accounting Terms; GAAP.
(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting

Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
Section 1.05.Limited Condition Transactions. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(a)determining compliance with any provision of this Agreement which requires the calculation of EBITDA (including, without limitation, tests measured as a percentage of EBITDA or Total Assets), the Total Net Leverage Ratio (other than for purposes of (x) any Applicable Rate or (y) Section 6.09) or the Interest Coverage Ratio (other than for purposes of Section 6.09); or
(b)testing availability under baskets set forth in this Agreement (including, without limitation, baskets measured as a percentage of EBITDA or Total Assets or by reference to the Total Net Leverage or the Interest Coverage Ratio),
in each case, at the option of the Borrower (the Borrower's election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (i) in the case of an Acquisition, the date of the definitive agreements for such Acquisition are entered into or solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction, (ii) in the case of any redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing, the date of such irrevocable advance notice or irrevocable offer and (iii) in the case of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value any Equity Interests of, the Borrower that is not subject to obtaining financing, the date of such declaration, irrevocable advance notice or irrevocable offer (each, an “LCT Test Date”), and if, both before and after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, as of the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, calculated on a pro forma basis, then such test, ratio, representation or basket shall be deemed to have been complied with. If the Borrower has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are subsequently exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in EBITDA of the Borrower and its Subsidiaries (including the target of any Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that, if any such ratio or available amount under any baskets improve or increase as a result of such fluctuations in any such ratio or basket, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then (x) in connection with any subsequent calculation of any test, ratio or basket availability (other than the testing of any ratio for purposes of Section 6.09 and the definition of “Applicable Rate”) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement/announcement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and/or Liens and the use of proceeds thereof) have been consummated. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires (i) that no Event of Default or Default (other than any Specified Event of Default), as applicable, has occurred, is continuing or would result from any such action, or (ii) the making of the accuracy of any representation or warranty hereunder, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Event of Default or Default, exists and/or such representations and warranties were made on, as applicable, the LCT Test Date. If the Borrower has exercised its option under this Section 1.05 and any Event of Default or Default (other than any Specified Event of Default) occurs, or such representation or warranty would have been inaccurate on any date, following the LCT Test Date and prior to the consummation of the applicable transaction, any such Event of Default or Default (other than any Specified Event of Default) shall be deemed to not have occurred or be continuing, and such representation or warranty shall be deemed to have been true and correct in all material respects (or in all respects, in the case of representations and warranties qualified by materiality) for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
Section 1.06.Pro Forma Adjustments for Acquisitions and Dispositions. To the extent the Borrower or any Subsidiary makes any Acquisition permitted pursuant to Section 6.04 or disposition of material assets outside the ordinary course of business not prohibited by Section 6.03 during the period of four fiscal quarters of the Borrower most recently ended, if the Borrower is required to make pro forma disclosures relating to such Acquisition or disposition pursuant to Article 11 of Regulation S-X of the Securities Act of 1933, as amended, then the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with

Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Borrower), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.
Section 1.07.Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.08.     Currency Translation. The Administrative Agent shall determine the U.S. Dollar Equivalent of any Letter of Credit or LC Disbursement denominated in a currency other than U.S. Dollars using the Exchange Rate for such currency in relation to dollars in effect on each Denomination Date therefor, and each amount shall be the U.S. Dollar Equivalent of such Letter of Credit or LC Disbursement until the next required calculation thereof pursuant to this sentence. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the U.S Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time.
Article II
The Credits
Section 2.01Commitments.
(a)Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower in dollars from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.09) in (i) such Revolving Lender’s

Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that, on the Closing Date the Borrower may only request a Borrowing of an aggregate amount of Revolving Loans that does not exceed the Closing Date Revolving Loan Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
(b)Subject to the terms and conditions set forth herein, each Term Lender agrees to make Term Loans to the Borrower in dollars on the Closing Date in an aggregate principal amount not to exceed such Term Lender’s Term Commitment on the Closing Date. Term Loans that are prepaid or repaid may not be reborrowed.
Section 2.02Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders of such Class ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Term SOFR Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.03Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term SOFR Borrowing denominated in dollars, not later than 1:00 p.m., New York City time, three U.S. Government Securities Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Business Day of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section

2.05(e) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing; provided, further, that, notwithstanding the foregoing, the Borrowing Request for any Borrowing to be made on the Closing Date shall be submitted not later than 1:00 p.m., New York City time, on the Business Day immediately prior to the anticipated Closing Date (or such later time as the Administrative Agent may agree in its sole discretion). Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;
(iv)in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(v)the Class of the requested Borrowing; and
(vi)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04[Reserved].
Section 2.05Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations denominated in dollars or, to the extent the applicable Issuing Bank then issues letters of credit in such currency, Euros, Pounds Sterling and each other currency approved by such Issuing Bank in its sole discretion, in each case, in a form reasonably acceptable to the Administrative Agent and such applicable Issuing Bank, at any time and from time to time during the period from and including the Closing Date to but excluding the earlier of (i) the date that is five Business Days prior to the Maturity Date and (ii) the date of termination of the Revolving Commitments in accordance with the provisions of this Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally. Unless otherwise specified herein, the amount of a Letter of Credit denominated in any currency other than dollars shall be deemed to the U.S. Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days in the case of a Letter of Credit denominated in dollars and no less than four Business Days in the case of a Letter of Credit denominated in any other currency) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether such Letter of Credit is to be denominated in dollars or in another currency, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall submit a letter of credit application as required by the applicable Issuing Bank and using such bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate amount of all LC Exposures of all Revolving Lenders shall not exceed $50,000,000 (the “LC Sublimit”), (ii) the aggregate Revolving Credit Exposures of all of the Revolving Lenders shall not exceed the total Revolving Commitments, (iii) the Revolving Credit Exposure of each Revolving Lender shall not exceed the Revolving Commitment of such Revolving Lender and (iv) the aggregate amount of all LC Exposure in respect of Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. On and after the Closing Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes under this Agreement and the other Loan Documents.
(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that (x) any Letter of Credit shall, with the consent of the applicable Issuing Bank, be permitted to expire on a date later than the date set forth in clause (ii) above so long as the Borrower shall deposit in an LC Collateral Account an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon and (y) any Letter of Credit with a one-year tenor may provide for the automatic renewal or extension thereof for additional one-year periods (which shall, subject to clause (x) of this proviso, in no event extend beyond the date in clause (ii) above).
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from each Issuing Bank, a participation in each Letter of Credit issued by such Issuing Bank equal to such Revolving Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, the U.S. Dollar Equivalent of such Revolving Lender’s Applicable Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on the Business Day on the date of such LC Disbursement, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on the Business Day that the Borrower receives such notice (with any notice received after 10:00 a.m. New York City time on any date being deemed to have been received on the immediately succeeding Business Day); provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. In the case of a Letter of Credit denominated in any currency other than dollars, the Borrower shall reimburse the applicable Issuing Bank in such currency, unless (A) such Issuing Bank (at its option) shall have specified in the notice of such LC Disbursement that it will require reimbursement in dollars, (B) in the absence of any such requirement for reimbursement in dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in dollars or (C) the Borrower shall have requested that such payment be financed with an ABR Revolving Borrowing. In the case of any such reimbursement in dollars of a drawing under a Letter of Credit denominated in any currency other than dollars, such Issuing Bank shall notify the Borrower of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to make such payment when due, the

Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof (which in the case of any payment in any currency other than dollars shall be the U.S. Dollar Equivalent thereof), and such Revolving Lender’s Applicable Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the payment then due from the Borrower (which in the case of any payment in any currency other than dollars shall be the U.S. Dollar Equivalent thereof), in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. In the event that (A) a drawing denominated in any currency other than dollars is to be reimbursed in dollars and (B) the dollar amount paid by the Borrower, including pursuant to an ABR Revolving Borrowing, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in such other currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable Issuing Bank for the loss resulting from its inability on that date to purchase such other currency in the full amount of the drawing.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of any currency to the Borrower or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Banks, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Banks shall be for the account of such Revolving Lender to the extent of such payment.
(i)Replacement and Resignation of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank.

(i)At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii)Any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank may be replaced in accordance with Section 2.05(i) above (but the effectiveness of such resignation shall not be conditioned on any such replacement. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders with respect to the Revolving Commitments (or, if the maturity of the Revolving Loans has been accelerated and/or the Revolving Commitments terminated, Lenders with LC Exposure representing greater than 50.1% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders and/or the Issuing Banks (an “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Guaranteed Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over any LC Collateral Account. Other than any interest earned on any Permitted Investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.
Moneys in such LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving

Loans has been accelerated and/or the Revolving Commitments have been terminated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50.1% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(k)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries
Section 2.06Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds in the applicable currency by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.07Interest Elections.
(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.
(c)Each Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)the Borrowing to which such Interest Election Request applies (including the Class and principal amount thereof) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and
(iv)if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.08Termination and Reduction of Commitments.
(a)Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date.
(b)The Term Commitments shall automatically terminate on the Closing Date immediately upon the making of the Term Loans on the Closing Date.
(c)The Borrower may at any time terminate, or from time to time reduce, any unfunded Commitments; provided that (i) each reduction of such Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Revolving Credit Exposures would exceed the total Commitments.
(d)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.09Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
(b)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender:
(i) on the last Business Day of each fiscal quarter of the Borrower (commencing with the last Business Day of the first full fiscal quarter ending after the Closing Date) an amount equal to (x) the percentage set forth below under the caption

“Amortization Percentage” opposite such fiscal quarter multiplied by (y) the aggregate principal amount of the Term Loans outstanding on the Closing Date:

Fiscal Quarter	Amortization Percentage
From (and including) first full fiscal quarter ending after the Closing Date until (and including) the eighth full fiscal quarter ending after the Closing Date	0.625% (which equals 2.5% per annum)
From (and including) ninth full fiscal quarter ending after the Closing Date and thereafter	1.25% (which equals 5.0% per annum)
provided that, notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in consultation with the Borrower (and without the consent of any other Person), at the time of the incurrence of any additional Term Loans incurred pursuant to Section 2.21, adjust the amount of the amortization payments to be made to any Term Lender in order to ensure that all that all Term Loans constitute a single Class of Loans and are “fungible” for all purposes (including tax purposes); and
(ii)on the Maturity Date, the then unpaid principal amount of each Term Loan.
(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. Copies of the accounts maintained pursuant to paragraphs (c) and (d) of this Section will be made available to the Borrower upon the Borrower’s request.

(f)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (for which such form approval shall not be unreasonably withheld). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.
Section 2.10Prepayment of Loans.
(a)Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance clause (d) below. Each partial voluntary prepayment of any Borrowing pursuant to Section 2.10(a) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.
(b)Revolving Loans and Letters of Credit.
(i)If the Administrative Agent notifies the Borrower at any time that the sum of the total Revolving Credit Exposures exceeds the total Revolving Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Revolving Loans and/or Cash Collateralize the LC Exposure in an aggregate amount sufficient to cause the total Revolving Credit Exposures to be less than or equal to the total Revolving Commitments then in effect. The Administrative Agent shall provide such notice to the Borrower upon the request of any Revolving Lender if at such time the sum of the total Revolving Credit Exposures exceeds the total Revolving Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of any Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
(ii)If the Administrative Agent notifies the Borrower at any time that the LC Exposure exceeds an amount equal to 103% of the LC Sublimit, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the LC Exposure in an aggregate amount sufficient to cause the LC Exposure to be less than or equal to the LC Sublimit. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
(c)Term Loans.
(i)Within three Business Days after the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence of Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness permitted by Section 6.01), the Borrower shall prepay Term Loans in an amount equal to 100% of the Net Cash Proceeds of such Indebtedness.
(ii)Within three (3) Business Days after the Borrower or any of its Subsidiaries receives any cash proceeds from any non-ordinary course Disposition made pursuant to Section 6.03(c)(viii) and/or Section 6.03(c)(x), the Borrower shall prepay

Term Loans in an amount equal to 100% of the Net Cash Proceeds of such Disposition; provided, however, that (A) the foregoing requirement shall not apply to Net Cash Proceeds that do not exceed the greater of $125,000,000 and 5% of Total Assets in the aggregate in any fiscal year and (B) such Net Cash Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and such Net Cash Proceeds shall be used to purchase assets useful to the Borrower’s business within 12 months following the date of such Disposition (or if the Borrower or any of its Subsidiaries enters into a legally binding commitment to reinvest such Net Cash Proceeds within 12 months following the date of such Disposition, no later than one hundred and eighty days after the end of such 12 month period); and provided, further, that if all or any portion of such Net Cash Proceeds not required to be so applied as provided above in this clause (ii) are not so reinvested within such 180 day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds from such Disposition as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this clause (ii) without regard to the preceding proviso.
(d)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of any prepayment under this Section 2.10 (other than Section 2.10(b)), (i) in the case of prepayment of a Term SOFR Borrowing, not later than 1:00 p.m., New York City time, three U.S. Government Securities Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked or extended if such notice of termination is revoked or extended in accordance with Section 2.08. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of (x) Term Loans shall be applied to the remaining scheduled principal payments of Term Loans as of the date of such prepayment in direct order of maturity thereof and (y) any Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any break funding payments required by Section 2.15.
Section 2.11Fees.
(a)Subject to Section 2.19(c), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender an Unused Fee, which shall accrue at the Applicable Rate per annum on the daily unused amount of the Revolving Commitments of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued Unused Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.

All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term SOFR Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure with respect to the Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Borrower agrees to pay to the Administrative Agent, for its own account, and to any Lender, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or such Lender, including pursuant to the Fee Letters.
(d)All fees payable hereunder shall be paid on the dates due, in dollars, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.12Interest.
(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)The Loans comprising each Term SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan,

2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR, Term SOFR or SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.13Alternate Rate of Interest.
(a)Subject to clause (b) below, if as of any date:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR, Term SOFR or SOFR, as applicable, for any Interest Period; or
(ii)the Administrative Agent is advised in writing by the Required Lenders that Adjusted Term SOFR, Term SOFR or SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and (B) if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(b)Benchmark Replacement Setting.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the applicable then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Conforming Changes. In connection with the use, administration, adoption or implementation of Term SOFR and/or any Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” or “Interest Payment Date” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-

representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” or “Interest Payment Date” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Term SOFR Borrowing or, conversion to or continuation of Term SOFR Loans, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans immediately. During a Benchmark Unavailability Period, the component of ABR based upon the then-current Benchmark will not be used in any determination of ABR.
Section 2.14Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;
(ii)impose on any Lender or any Issuing Bank or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith (other than solely by reason of a Lender being a Defaulting Lender or any revocation pursuant to Section 2.13)), or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 9.02(d), then, in any such event (excluding any loss of the Applicable Rate on the relevant Revolving Loan), the Borrower shall compensate each Lender for the loss, cost and expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

Section 2.16Withholding of Taxes; Gross-Up.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law (as determined in the good faith discretion of the applicable withholding agent) and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.
(c)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(j)Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.17Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds in dollars (or, in the case of LC Disbursements with respect to Letters of Credit denominated in a currency other than dollars, which may be paid in the applicable currency in accordance with Section 2.05(e)), without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to one or more accounts as it may designate to the Borrower in writing from time to time, except payments to be made directly to the Issuing Banks as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing with respect to Swap Agreement Obligations and Banking Services Obligations up to and including the respective amounts most recently provided to the Administrative Agent pursuant to Section 2.20, ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (103%) of the aggregate LC Exposure, to be held in an LC Collateral Account as cash collateral for such Obligations, and sixth, to the payment of any other Guaranteed Obligation due to the Administrative Agent or any Lender by any Loan Party. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term SOFR Loan, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.15.

(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of any Class and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender of the applicable Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of the applicable Class and participations in LC Disbursements of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.18Mitigation Obligations; Replacement of Lenders.
(a)If any Lender’s obligation to make Term SOFR Loans, or to continue or convert outstanding Loans as or into Term SOFR Loans, is suspended pursuant to Section 2.13, if any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would reinstate such Lender’s obligations to make, continue or convert Term SOFR Borrowings, or eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses actually incurred by any Lender in connection with any such designation or assignment so long as the Borrower received prior notice of the making of such designation or assignment and the Administrative Agent and the Issuing Banks did not previously reject a request by the Borrower to replace such Lender pursuant to this Section 2.18.
(b)If any Lender’s obligation to make Term SOFR Loans, or to continue or convert outstanding Loans as or into Term SOFR Loans, is suspended pursuant to Section 2.13, if any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, delayed or conditioned, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.19Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all non-Defaulting Revolving Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Revolving Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)the Loans, Commitments and LC Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby pursuant to Section 9.02(b);
(d)if any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:
(i)all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Revolving Percentages but only to the extent that such reallocation does not, as to any non- Defaulting Revolving Lender, cause such non-Defaulting Revolving Lender’s Revolving Credit Exposure to exceed its Revolving Commitment;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent, Cash Collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;
(iv)if the LC Exposure of the non-Defaulting Revolving Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Revolving Lenders’ Applicable Revolving Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Unused Fees that otherwise would have been payable to such Defaulting Lender and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and
(e)so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).
If a Bankruptcy Event with respect to a Lender Parent of a Revolving Lender shall occur following the date hereof and for so long as such event shall continue, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Revolving Lender, satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Revolving Lender hereunder.
In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Revolving Percentage.
Section 2.20Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent (with a copy to the Borrower), promptly after entering into such Banking Services or Swap Agreements, written notice (with a copy of such written notice sent by email to secured.designationnotice@citi.com) setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent (with a copy to the Borrower) from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations (with a copy of such summary sent by email to secured.designationnotice@citi.com). The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.17(b) and which tier of the waterfall, contained in Section 2.17(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.
Section 2.21Increase in Commitments.
(a)Request for Increase. Subject to no Default or Event of Default having occurred and continuing, the Borrower may from time to time request (x) an increase in the Revolving Commitments and/or (y) incur additional Term Loans in an amount not to exceed the Incremental Cap from one or more existing Lenders or other financial institutions who will become Lenders (“Additional Lenders”) willing to provide such increase in Revolving Commitments or additional Term Loans, as the case may be, in their sole discretion; provided that (i) no Additional Lender shall be an Ineligible Institution and each Additional Lender shall be acceptable to (x) the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and (y) to the extent such Additional Lender will be providing Revolving Commitments, each Issuing Bank (such consent not to be unreasonably withheld, delayed or conditioned), (ii) any such increase shall be in a minimum amount of $25,000,000 with minimum increments of $5,000,000 in excess thereof (or such lesser amount if such amount represents all remaining availability under this Section 2.21), (iii) the Borrower shall not incur more than ten (10) increases pursuant to this Section 2.21, (iv) any additional Revolving Commitments shall constitute a single Class with the then-existing Revolving Commitments, and shall be on the same terms (including the pricing and maturity date thereof, but excluding upfront fees payable on such additional Revolving Commitments) as, the then-existing Revolving Commitments and (v) any additional Term Loans shall constitute a single Class, and be “fungible” for all purposes (including tax purposes) with the then-existing Term Loans, and shall be on the same terms (including the pricing and maturity date thereof, but excluding upfront fees payable on such Term Loans) as, the then-existing Term Loans.
(b)Effective Date. The Borrower and the Administrative Agent shall determine the effective date of any such increase in Revolving Commitments or commitments to provide additional Term Loans (the “Incremental Effective Date”). The Administrative Agent shall promptly notify the Lenders of the Incremental Effective Date.
(c)Conditions to Effectiveness of Incremental Effective Date. Subject in all cases to Section 1.05, no increase in the aggregate Revolving Commitments or commitments to provide additional Term Loans pursuant to this Section 2.21 shall be effective, and the Incremental Effective Date shall not occur, unless:
(i)as of the Incremental Effective Date both before and after giving effect to such increased Revolving Commitments or additional Term Loans, (x) no Default or Event of Default (including Specified Events of Default) shall have occurred and be continuing and (y) the condition set forth in Section 4.02(a) shall be satisfied;
(ii)to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates consistent with the documentation delivered on the Incremental Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and the applicable Lenders and Additional Lenders providing such increased Revolving Commitments or additional Term Loans and (B) any reaffirmation or similar documentation as reasonably requested by the Administrative Agent in order to ensure that each is provided with the benefit of the applicable Loan Documents; and
(iii)the Borrower shall be in pro forma compliance with the covenants in Section 6.09.
(d)Amendments. The Borrower, the Administrative Agent and each Lender and Additional Lender providing the increased Revolving Commitments and/or additional Term Loans shall execute and deliver to the Administrative Agent such other documentation as the Administrative Agent shall reasonably specify to evidence the increased Revolving

Commitments and/or additional Term Loans, as applicable. Notwithstanding anything contained in Section 9.02 to the contrary, the Administrative Agent, the Borrower and the Lenders providing the increased Revolving Commitments or the additional Term Loans, as applicable, pursuant to this Section 2.21 shall be permitted to make any amendments or modifications to this Agreement (including to Section 2.09(b)(i)) to the extent necessary to reflect the implementation of such increased Revolving Commitments or additional Term Loans. If on the Incremental Effective Date for any increase in Revolving Commitments, there are any Revolving Loans outstanding hereunder, the Borrower shall borrow from all or certain of the Revolving Lenders and/or Additional Lenders and/or prepay Revolving Loans of all or certain of the Revolving Lenders such that, after giving effect thereto, the Revolving Loans (including, without limitation, the Types and Interest Periods thereof) and participations in Letters of Credit shall be held by the Revolving Lenders (including for such purposes the Increasing Lenders and the Additional Lenders) ratably in accordance with their respective Revolving Commitments. On and after each Increase Date, the ratable share of each Lender's participation in Letters of Credit and Loans from draws under Letters of Credit shall be calculated after giving effect to each such Revolving Commitment Increase.
(e)Conflicting Provisions. This Section shall supersede any provisions in Section 2.17 or 9.02 to the contrary.
Article III

Representations and Warranties
The Borrower represents and warrants to the Lenders and the Issuing Banks, on and as of the Closing Date and on each other date as required herein, that:
Section 3.01Organization; Powers. Each of the Loan Parties and their Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
Section 3.02Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or equity holder action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes the legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.03Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any of the Loan Parties or their Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any of its Subsidiaries (other than Liens permitted under Section 6.02(a)).
Section 3.04Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Lenders the Historical Audited Financial Statements and the Historical Quarterly Financial Statements. The Historical Audited Financial Statements and the Historical Quarterly Financial Statements of the Borrower and its consolidated subsidiaries present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (in effect as of the date hereof), subject to year-end audit adjustments and the absence of footnotes in the case of the Historical Quarterly Financial Statements.
(b)Since January 1, 2022, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.
Section 3.05Properties.
(a)Each of the Loan Parties and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)Each of the Loan Parties and their Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property necessary to its business except to the extent such failure to own or license such intellectual property would not reasonably be expected to have a Material Adverse Effect and the use thereof by each of the Loan Parties and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.06Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b)Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties or their Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii)

has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 3.07Compliance with Laws and Agreements; No Default.
(a)Each of the Loan Parties and each of their Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)No Default has occurred and is continuing.
Section 3.08Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09Taxes. Each of the Loan Parties and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Section 3.10ERISA.
(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that would reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that would reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of all such underfunded Plans.
(b)Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan, determined as of the end of the Borrowers’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
Section 3.11Disclosure.
(a)The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that to the knowledge of the Borrower, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information (other than general economic or industry information) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information or other forward-looking information or information of a general economic or general industry specific nature (including without limitation, budgets, estimates and forecasts), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(b)As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects
Section 3.12Anti-Corruption Laws and Sanctions.
(a)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of each Loan Party, its employees and agents, are and have been during the past five (5) years in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower, any Subsidiary, any of their respective directors or officers or employees, or (b) to the knowledge of any Loan Party, any agent of any Loan Party or any of their Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate the Patriot Act, any Anti-Corruption Law or anti-money laundering law or applicable Sanctions.
(b)To the extent applicable, each Loan Party is in compliance, in all material respects, with the Patriot Act.
(c)To the extent applicable, each Loan Party is in compliance, in all material respects, with all applicable anti-money laundering laws.
Section 3.13EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 3.14Plan Assets; Prohibited Transactions. None of the Loan Parties nor any of their Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming none of the Lender or such Issuing Bank is using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Section 3.15Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.
Section 3.16Solvency. The Borrower and its consolidated subsidiaries) are Solvent on a consolidated basis as of the Closing Date.
Section 3.17Capitalization and Subsidiaries. Schedule 3.17 sets forth, as of the Closing Date, (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s subsidiaries, (b) the type of entity and jurisdiction of organization of the Borrower and each of its subsidiaries, (c) which of the Borrower’s subsidiaries are Loan Parties and (d) which of the Borrower’s subsidiaries are Material Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.
Section 3.18Insurance. Schedule 3.18 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Borrower or any of its Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect.
Article IV

Conditions
Section 4.01Closing Date. The occurrence of the Closing Date, the effectiveness of the Commitments hereunder and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder on the Closing Date, shall be subject to the satisfaction (or waived in accordance with Section 9.02) of each of the following conditions:
(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)The Administrative Agent (or its counsel) shall have received the Guaranty duly executed by each Guarantor.
(c)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of Paul Hastings LLP, counsel for the Borrower and the Guarantors, in form and substance reasonably acceptable to the Administrative Agent, and covering such other matters relating to the Borrower, the Guarantors, this Agreement and the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(d)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(e)The Administrative Agent shall have received a solvency certificate, duly executed and delivered by a Financial Officer of the Borrower, substantially in the form of Exhibit D.
(f)The Administrative Agent shall have received (i) the Historical Audited Financial Statements, (ii) the Historical Quarterly Financial Statements and (iii) the Pro Forma Financial Statements.
(g)The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.03 for the Borrowings to be made on the Closing Date.
(h)Substantially concurrently with the occurrence of the Closing Date, the Viper Acquisition shall have been consummated in all material respects in accordance with the terms and conditions of the Viper Acquisition Agreement, and the Viper Acquisition Agreement shall not have been altered, amended or otherwise modified or supplemented or any provision or condition therein waived, nor any consent granted, in each case, by the Borrower or any of its applicable affiliates, if such alteration, amendment, modification, supplement, waiver or consent would be materially adverse to the interests of the Lenders (in their capacities as such), without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any amendment, waiver, consent or other modification that decreases the purchase price shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as 100% of such decrease, if any, in excess of such 10% decrease is allocated to reduce the Term Loan Facility, (b) any change to the definition of Material Adverse Effect or to the “Xerox” provisions of the Viper Acquisition Agreement shall be deemed to be adverse to the interests of the Lenders in a material respect and (c) any amendment, waiver, consent or other modification that increases the purchase price in respect of the Viper Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance by the Borrower of common equity or use of cash on hand).

(i)Substantially concurrently with the occurrence of the Closing Date, the Refinancing shall have occurred.
(j)Since the date of the Viper Acquisition Agreement, there shall not have been any Material Adverse Effect (as defined in the Viper Acquisition Agreement) that is continuing.
(k)The Specified Representations and the Viper Acquisition Agreement Representations shall be true and correct in all material respects (in the case of the Viper Acquisition Agreement Representations, to the extent required by the definition thereof) on and as of the Closing Date.
(l)The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (h), (j) and (k) of this Section 4.01.
(m)(i) The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower and the other Loan Parties at least 10 days prior to the Closing Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Loan Party shall have received such Beneficial Ownership Certification.
(n)The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, any amounts due pursuant to the Fee Letters and, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder and under the Fee Letters.
The Administrative Agent shall notify the Borrower and the Lenders and the Issuing Banks of the Closing Date, and such notice shall be conclusive and binding.
Section 4.02Each Credit Event. The obligation of each Lender to make any Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit after the Closing Date, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Loan Parties contained in this Agreement and each other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
Article V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, or otherwise Cash Collateralized and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 5.01Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender, including their Public-Siders:
(a)within 90 days after the end of each fiscal year of the Borrower (or 120 days for the fiscal year ending on or around December 31, 2022), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit except for qualifications resulting solely from the Obligations being classified as short term indebtedness during the one year period prior to the Maturity Date) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or 90 days for the fiscal quarters ended on or around June 30, 2022 and September 30, 2022), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 5.09 (including a designation of each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary), 6.01(e), (f), (g) and (q), 6.04(c)(iv), (d), (e), (f) and (o), 6.06(e) and 6.09, (iii) setting forth any Unrestricted Subsidiaries as of such date and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, upon the request of the Administrative Agent, copies of all periodic reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(e)promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by delivering such financial statements to the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, in accordance with the Section 13(a) or Section 15(d) of the Exchange Act.
Section 5.02Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)the Chief Executive Officer or any Financial Officer of the Borrower obtaining knowledge of the occurrence of any Default;
(b)the Chief Executive Officer or any Financial Officer of the Borrower obtaining knowledge of the filing or commencement of any action, suit or proceeding or investigation by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that would reasonably be expected to result in a Material Adverse Effect;
(c)the Chief Executive Officer or any Financial Officer of the Borrower obtaining knowledge of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;
(d)the Chief Executive Officer or any Financial Officer of the Borrower obtaining knowledge that any other development has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and
(e)at the request of the Administrative Agent, any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its respective rights, licenses, permits, privileges and franchises except (other than with respect to the legal existence of the Borrower) where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, Division, liquidation or dissolution permitted under Section 6.03.
Section 5.04Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.05Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 5.06Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities, including any such dealings and transactions to the extent necessary to prepare the consolidated financials of the Borrower and its Subsidiaries in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal operating hours and as often as reasonably requested; provided, excluding any such visits and inspections during the continuation of a Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.06 and the Administrative Agent shall not exercise such rights more often than two (2) times during any consecutive four fiscal quarter period absent the existence of a Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when a Default is continuing, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon at least 24 hours’ notice. The Administrative Agent, the Lenders and their respective representatives and independent contractors shall use commercially reasonable efforts to avoid interruption of the normal business operations of the Loan Parties and their Subsidiaries. The Administrative Agent and the Lenders shall give the Loan Parties the opportunity to participate in any discussions with the independent public accountants of the Loan Parties and their Subsidiaries.
Notwithstanding anything to the contrary in this Section 5.06, none of the Loan Parties nor any of their Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.
Section 5.07Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.08Use of Proceeds and Letters of Credit. The proceeds of the Term Loans extended on the Closing Date shall be used to finance, in part, the Transactions. The proceeds of the Revolving Loans (x) drawn on the Closing Date, will be used to finance, in part the Transactions and (y) will be used only for general corporate purposes of the Borrower and the Guarantors in the ordinary course of business (including for permitted Acquisitions and permitted share repurchases). No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. Letters of Credit will be issued only to support the general corporate purposes of the Loan Parties and their Subsidiaries in the ordinary course of business. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of (i) directly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (ii) indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, solely in the case of this clause (ii), to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.09Additional Guarantors. The Borrower will notify the Administrative Agent within 30 days (or such later date as determined by the Administrative Agent in its sole discretion) that (i) any Person that is either a Material Subsidiary or directly owns a Material Subsidiary becomes a Subsidiary, (ii) any Immaterial Subsidiary becomes or is designated as a Material Subsidiary or (iii) any Unrestricted Subsidiary is re-designated as a Subsidiary (unless it is an Immaterial Subsidiary), and promptly thereafter (and in any event within 45 days or such later date as determined by Administrative Agent in its sole discretion): if such Material Subsidiary is a U.S. Person, is directly or indirectly wholly owned by the Borrower and is not a CFC Holding Company (or a Subsidiary of a CFC or CFC Holding Company), Borrower shall cause such Material Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty, or such other document as the Administrative Agent shall deem appropriate for such purpose, in form, content and scope reasonably satisfactory to the Administrative Agent. At its sole election, the Borrower may also cause Subsidiaries organized outside of the United States to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty, so long as the jurisdiction of organization of such Subsidiary is reasonably acceptable to the Administrative Agent and the Lenders on the basis (A) that any guarantee provided by such entity can reasonably be expected to be enforceable by the Administrative Agent and (B) of any law, rule or regulation or other requirement applicable to the Administrative Agent acting in such capacity with respect to such jurisdiction. Notwithstanding anything in the preceding sentence or otherwise in any Loan Document, in no event shall the Borrower be required to cause any CFC, CFC Holding Company (or any Subsidiary of a CFC or CFC Holding Company) or SPE to become a Guarantor.
Section 5.10Compliance with Environmental Laws. The Borrower shall, and shall cause its Subsidiaries to, promptly take any and all actions necessary to (a) cure any violation of applicable Environmental Laws by the Borrower or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) make an appropriate response to any Environmental Liability of the Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.11Intellectual Property. The Borrower shall, and shall cause its Subsidiaries to, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries.
Section 5.12Unrestricted Subsidiaries. The Borrower may, at any time from time to time after the Closing Date, designate any Subsidiary as an Unrestricted Subsidiary or redesignate any Unrestricted Subsidiary as a Subsidiary in accordance with the definition of “Unrestricted Subsidiary” contained herein.
Article VI

Negative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, or otherwise Cash Collateralized and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 6.01Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)the Obligations, including without limitation, Indebtedness created hereunder and under any other Loan Documents;
(b)Indebtedness existing on the date hereof and, if in an amount in excess of $5,000,000 individually, set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that (i) do not increase the outstanding principal amount thereof, and (ii) does not shorten the maturity or weighted average life to maturity thereof;

(c)Indebtedness of (i) the Borrower owing to any Guarantor, (ii) any Guarantor owing to the Borrower or any other Guarantor, (iii) any Loan Party to any Subsidiary (other than a Guarantor), (iv) of any Subsidiary (other than a Guarantor) owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness permitted under subclause (iii) shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent and shall have a maturity date after the Maturity Date; provided, further, that, any such Indebtedness permitted under subclause (iv) shall be subject to Section 6.04(c);
(d)Guarantees by the Borrower of Indebtedness of any Guarantor and by any Guarantor of Indebtedness of the Borrower or any other Guarantor; provided, that (i) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04(d) and (ii) Guarantees permitted by this clause (d) shall be subordinated to the Obligations to the same extent that the guaranteed Indebtedness is subordinated to the Obligations;
(e)Indebtedness of the Borrower or any Subsidiary incurred to finance all or a portion of the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of (x) $125,000,000 and (y) 5% of Total Assets at any time outstanding determined at the time of incurrence of such Indebtedness as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable;
(f)Indebtedness of any Person that becomes a Subsidiary after the date hereof other than as a result of a Division; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) at any time outstanding shall not exceed the greater (x) $150,000,000 and (y) 6% of Total Assets determined at the time of incurrence of such Indebtedness as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable;
(g)Indebtedness of Subsidiaries of Borrower that are not U.S. Persons in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $250,000,000 and (y) 10% of Total Assets determined at the time of incurrence of such Indebtedness as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable;
(h)Swap Obligations permitted by Section 6.05;
(i)endorsements for collection or deposit in the ordinary course of business;

(j)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees or obligations in respect thereto provided by either Borrower or any of its Subsidiaries in the ordinary course of business;
(k)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;
(l)Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Equity Interests permitted hereunder;
(m)Indebtedness arising from agreements providing for deferred consideration, indemnification, adjustments of purchase price (including “earnouts”) or similar obligations, in each case entered into in connection with Permitted Acquisitions or other investments and acquisitions permitted by this Agreement;
(n)obligations under an agreement to provide such Banking Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(o)Indebtedness comprising reimbursement obligations in respect of retention obligations or any casualty obligations, in each case under any insurance policy;
(p)Indebtedness that is secured by real property of the Borrower or any of its Subsidiaries and is recourse to such real property in an aggregate amount not to exceed 75% of the appraised value of such real property outstanding at any time;
(q)Subordinated Indebtedness that, in each case that (i) is not secured by any asset of the Borrower or its Subsidiaries, (ii) does not mature and is not mandatorily redeemable (other than solely for common stock of the Borrower), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (ii) is not redeemable or otherwise callable at the option of the holder thereof (other than solely for the common stock for the Borrower and except as permitted in clause (i) above), in whole or in part, (iii) does not require mandatory prepayments or scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in shares of common stock of the Borrower), and (iv) does not become convertible into or exchangeable for Indebtedness (other than other Subordinated Indebtedness), in each case, prior to the date that is 91 days after the Maturity Date; provided that, no Event of Default has occurred and is continuing at the time of the incurrence of such Subordinated Indebtedness, or would result therefrom; and
(r)other Indebtedness in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $250,000,000 and (y) 10% of Total Assets determined at the time of incurrence of such Indebtedness as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable.
For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness when incurred meets the criteria of more than one of the categories of Indebtedness described in this Section 6.01, the Borrower may, in its sole discretion, classify such item as incurred in whole or in part pursuant to any one or combination of such categories, and may thereafter from time to time reclassify such item of Indebtedness, in whole or in part, into any one or more other categories, so long as such item of Indebtedness meets the criteria for such other categories when reclassified. The Borrower will only be required to count any item of Indebtedness against the availability for any category of Indebtedness to the extent that, and for so long as, the Borrower has classified such item as incurred pursuant to such category. The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.
Section 6.02Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Liens on Cash Collateral securing the Guaranteed Obligations;
(b)Permitted Encumbrances;
(c)any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and, to the extent securing Indebtedness with an aggregate principal amount in excess of $5,000,000, set forth on Schedule 6.02; provided that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;
(d)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that (A) do not increase the outstanding principal amount thereof, and (B) do not shorten the maturity or weighted average life to maturity;
(e)Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 360 days after such acquisition or the completion of such construction, repair, replacement or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; provided, however, that individual financings of assets subject to such Liens provided by one lender or lessor may be cross-collateralized to the other financings provided by such lender or lessor;
(f)Liens on any assets of Subsidiaries of Borrower that are not U.S. Persons securing Indebtedness permitted under Section 6.01;
(g)Liens on real property of the Borrower or any of its Subsidiaries securing Indebtedness permitted under clause (p) of Section 6.01; and
(h)additional Liens on property of Borrower or any of its Subsidiaries securing any Indebtedness or other liabilities; provided, that the aggregate outstanding principal amount of all such Indebtedness and liabilities secured by property of the Loan Parties shall not exceed the greater of (x) $50,000,000 and (y) 2.0% of Total Assets determined at the time of such Lien is granted as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable.
Section 6.03Fundamental Changes; Dispositions.
(a)The Borrower will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person or sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary so long as, in the event that either such Subsidiary is a Guarantor, the surviving entity is a Guarantor or becomes a Guarantor concurrently with such merger, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary so long as, in the event that the Subsidiary selling, transferring, leasing or otherwise disposing such assets is a Guarantor, the entity to which it sells, transfers, leases or otherwise disposes of its assets is the Borrower or a Guarantor or becomes a Guarantor concurrently with such asset sale, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary may merge into or consolidate with any Person in connection with a Permitted Acquisition so long as, in the event that such Subsidiary is a Guarantor, the surviving entity is a Guarantor or becomes a Guarantor concurrently with such merger or consolidation; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04, (vi) any Subsidiary may consummate a Disposition permitted by Section 6.03(c) and (vii) any Subsidiary that is a limited liability company may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time so long as, in the case of a Division pursuant to which the Dividing Person is a Guarantor, any such Subsidiaries which hold such assets upon the consummation of such Division are Guarantors or become Guarantors concurrently with such Division.
(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto (including related, complementary, synergistic or ancillary technologies in which the Borrower and its Subsidiaries are currently engaged).
(c)The Borrower will not, nor will it permit any Subsidiary to, make any Disposition except:
(i)Dispositions of surplus, obsolete, used or worn out property or other property that, in the business judgement of the Borrower, is (A) no longer used or useful in the business of the Borrower or its Subsidiaries, or (B) otherwise economically impracticable or not commercially reasonable to maintain;
(ii)(A) Dispositions (including non-exclusive licenses) of inventory and goods in the ordinary course of business (including on an intercompany basis) and (B) the leasing or subleasing of real property (x) in the ordinary course of business and (y) which do not materially interfere with the business of the Borrower and its Subsidiaries;
(iii)Dispositions of equipment or real property for fair market value to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(iv)Dispositions of property by (A) the Borrower to any other Loan Party and by any Subsidiary of the Borrower to the Borrower or any other Loan Party and (B) any Subsidiary of the Borrower that is not a Loan Party to any other Subsidiary of the Borrower that is not a Loan Party;
(v)Dispositions permitted by Sections 6.02, 6.04 and 6.06;
(vi)Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;
(vii)Dispositions for fair market value pursuant to operating leases (not in connection with any sale and leaseback transactions or other Capital Lease Obligations) entered into in the ordinary course of business;
(viii)Dispositions of property and assets subject to Casualty Events;
(ix)Dispositions of cash and cash equivalents in the ordinary course of business; and
(x)Dispositions by Borrower and any Subsidiary not otherwise permitted under this Section 6.03(c); provided, that (A) the Borrower or the applicable Subsidiaries shall receive fair market value for the assets subject to such Disposition; (B) at the time of such Disposition, no Default shall exist or would result from such Disposition; (C) the Borrower or the applicable Subsidiaries shall receive not less than 75% of the consideration payable in respect of such Disposition in the form of cash or cash equivalents; and (D) the aggregate fair market value of all property Disposed of in reliance on this subclause (x) in any fiscal year shall not exceed the greater of (x) $62,500,000 and (y) 2.5% of Total Assets determined at the time of the consummation of such Disposition as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable;
(xi)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;
(xii)Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy or similar proceeding;
(xiii)Dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the Dispositions or terminations of which (i) do not materially interfere with the business of the Borrower and its Subsidiaries and (ii) are made in the ordinary course of business;
(xiv)any expiration of any option agreement in respect of real or personal property;
(xv)any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business; and
(xvi)the termination, unwinding or other disposition of Swap Agreements in the ordinary course of business;
provided that, notwithstanding anything to the contrary herein, none of clauses (i) through (xv) of this Section 6.03(c) shall permit the Disposition of any asset (or any exclusive license in any asset) that is material to the business or operations of the Borrower and its Subsidiaries taken as a whole (as reasonably determined in good faith by the Borrower) to an Unrestricted Subsidiary.
Section 6.04Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with, or as a Division Successor pursuant to the Division of, any Person that was not a wholly owned Subsidiary prior to such merger or Division) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (any of the foregoing, an “Investment”), except:
(a)Permitted Investments;

(b)Investments by the Borrower and its Subsidiaries existing on the date hereof in or to other Persons (including investments, loans and advances by Borrower in or to its Subsidiaries) and, if in an initial amount in excess of $5,000,000 individually, set forth on Schedule 6.04;
(c)Investments (i) made by the Borrower or any Guarantor to any Guarantor (or any Person that will substantially concurrently with such investment, loan or advance become a Guarantor), (ii) made by any Subsidiary to the Borrower or any Guarantor, (iii) made by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor, and (iv) made by Borrower or any Guarantor to any Subsidiary that is not a Guarantor (other than as a result of directors’ qualifying shares as required by applicable law); provided, that the aggregate amount of investments, loans or advances incurred under this clause (iv) plus the aggregate amount of Guarantees referred to in the proviso to clause (d) below shall not exceed the greater of (A) $250,000,000 and (B) 10% of Total Assets determined on the date of such investment, loan or advance as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable;
(d)Guarantees constituting Indebtedness permitted by Section 6.01 or any other liabilities; provided, that the aggregate principal amount of Indebtedness and liabilities of a Subsidiary that is not a Loan Party that is Guaranteed by a Loan Party plus the aggregate amount of investments, loans and advances outstanding pursuant to clause (c)(iv) above shall not exceed the greater of (A) $250,000,000 and (B) 10% of Total Assets determined on the date of such Guarantee as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable;
(e)Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):
(i)as of the date of the consummation of such Acquisition, no Event of Default shall have occurred and be continuing or would result from such Acquisition;
(ii)such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired;
(iii)the business to be acquired in such Acquisition is similar, ancillary, complementary or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the Closing Date (including without limitation related, complementary, synergistic or ancillary technologies in which the Borrower and its Subsidiaries are currently engaged);
(iv)as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained; and
(v)after giving pro forma effect to such Acquisition, the Borrower shall be in pro forma compliance with Section 6.09 as of the last day of the most recently-ended fiscal four fiscal quarter period for which financial statements were (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable; provided that, for the purposes of this clause (v), pro forma compliance with Section 6.09(a) shall be determined without giving effect to any Specified Material Investment Step-Up unless the Permitted Acquisition with respect to which compliance with this clause (v) is being tested constitutes a Specified Material Investment.
(f)Investments made by the Borrower or any Guarantor in or for the benefit of any Subsidiary that is not a Guarantor, investments in or loans or advances to, joint ventures and other investments in any other Persons (including Unrestricted Subsidiaries), and Guarantees of obligations of any Person other than a Loan Party, provided that (i) as of the date of such Investment, no Event of Default shall have occurred and be continuing or result from such investment, loan, advance or Guarantee, (ii) such Investment is related to one or more of the lines of business conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto (including related, complementary, synergistic or ancillary technologies in which the Borrower and its Subsidiaries are currently engaged) and (iii) after giving effect to such Investment, the Borrower shall be in pro forma compliance with Section 6.09 as of the last day of the most recently-ended fiscal four fiscal quarter period for which financial statements were (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable; provided that, for the purposes of this clause (f), pro forma compliance with Section 6.09(a) shall be determined without giving effect to any Specified Material Investment Step-Up unless the Investment with respect to which compliance with this clause (f) is being tested constitutes a Specified Material Investment;
(g)transactions consummated pursuant to Swap Agreements permitted by Section 6.05;
(h)loans and advances constituting Indebtedness permitted by Section 6.01;
(i)(i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit;
(j)Investments by any Loan Party or any Subsidiary of a Loan Party in any Subsidiary of such Person which is required by law to maintain a minimum net capital requirement or as may otherwise be required by applicable law or regulation;
(k)extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods in the ordinary course of business;
(l)loans or advances to employees, officers or directors of the Borrowers or any of their Subsidiaries in the ordinary course of business; provided that the aggregate amount of all such loans and advances does not exceed $5,000,000 at any time outstanding;
(m)Investments held and loans and advances made by a Person acquired in a Permitted Acquisition or an Investment that is otherwise permitted hereunder to the extent that such Investments were not made in connection with or contemplation of such acquisition and were in existence as of the date of consummation of such acquisition;
(n)Investments by the Borrower or any of its Subsidiaries for which the consideration consists solely of Equity Interests of the Borrower;

(o)other Acquisitions and Investments in an annual aggregate amount for all such transactions not to exceed the greater of (x) $250,000,000 and (y) 10% of Total Assets determined on the date of such Acquisition or investment as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable; and
(p)other investments so long as (1) no Event of Default shall have occurred and be continuing or would result therefrom and (2) on a pro forma basis after giving effect to such investment and any pro forma adjustments described in Section 1.06, the Total Net Leverage Ratio is equal to or less than 2.50 to 1.00, determined on the date of such investment as of the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable;
provided that, notwithstanding anything to the contrary herein, none of clauses (a) through (p) of this Section 6.04 shall permit any Investment which would result in any asset (or any exclusive license in any asset) that is material to the business or operations of the Borrower and its Subsidiaries taken as a whole (as reasonably determined in good faith by the Borrower) being held by an Unrestricted Subsidiary.
Section 6.05Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
Section 6.07Restricted Payments; Restricted Debt Payments.
(a)The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (iv) Subsidiaries may make any Restricted Payment to the Borrower or another Subsidiary that constitutes an Investment permitted under Section 6.04 and (v) the Borrower may declare and make Restricted Payments (x) in an unlimited amount so long as at the time of such making or declaration (1) no Event of Default shall be then continuing and (2) after giving effect to such Restricted Payment, the Borrower shall be in pro forma compliance with Section 6.09 as of the last day of the most recently-ended fiscal four fiscal quarter period for which financial statements were delivered pursuant to Section 5.01(a) or (b), as applicable; provided that, for the purposes of this clause (v), pro forma compliance with Section 6.09(a) shall be determined without giving effect to any Specified Material Investment Step-Up, or (y) otherwise in an annual aggregate amount for all such transactions not to exceed the greater of $250,000,000 and 10% of Total Assets (determined as of the last day of the most recently ended fiscal quarter preceding the record date of such Restricted Payment for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable) so long as at the time of such making or declaration no Event of Default shall be then continuing; and
(b)The Borrower will not, and will not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Restricted Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness (any of the foregoing, a “Restricted Debt Payment”), except:
(i)payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01; it being understood and agreed that no such principal payments shall be permitted with respect to any Subordinated Indebtedness pursuant to this clause (i);
(ii)refinancings of Indebtedness to the extent permitted by Section 6.01;
(iii)the Borrower may make Restricted Debt Payments, in an unlimited amount so long as at the time of such making or declaration (1) no Event of Default shall be then continuing and (2) after giving effect to such Restricted Payment, the Borrower shall be in pro forma compliance with Section 6.09 as of the last day of the most recently-ended fiscal four fiscal quarter period for which financial statements were (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable; provided that, for the purposes of this clause (iii), pro forma compliance with Section 6.09(a) shall be determined without giving effect to any Specified Material Investment Step-Up, and
(iv)the Borrower may make other Restricted Debt Payments in an annual aggregate amount for all such transactions not to exceed the greater of $250,000,000 and 10% of Total Assets (determined as of the last day of the most recently ended fiscal quarter preceding the record date of such Restricted Debt Payment for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), as applicable) so long as at the time of such making or declaration no Event of Default shall be then continuing.
Section 6.07Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) the issuance of Equity Interests of the Borrower to any employee, director, officer, manager, distributor or consultant (or their respective controlled Affiliates) of the Borrower or any of its Subsidiaries, and (e) reasonable compensation and salaries (and expense reimbursement and indemnification arrangements for) to officers and directors of the Borrower and its Subsidiaries.

Section 6.08Restrictive Agreements; Amendments to Certain Documents; Changes to Fiscal Year End.
(a)The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (x) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (y) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, regulation, rule or order, by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of Borrower or any of its Subsidiaries pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) the foregoing shall not apply to agreements or obligations to which a Person was subject at the time such Person becomes a Subsidiary so long as such agreements or obligations were not entered into in contemplation of such Person becoming a Subsidiary and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.
(b)The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of (i) its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders as reasonably determined by the Administrative Agent or (ii) the provisions of any Subordinated Indebtedness in a manner materially adverse to the Lenders.
(c)The Borrower will not change the ending dates with respect to its fiscal year or fiscal quarter; provided, however, that the Borrower may, upon written notice to the Administrative Agent, make any such changes that are (i) reasonably acceptable (such consent not to be unreasonably withheld or delayed) to the Administrative Agent or (ii) otherwise not materially adverse to the Lenders as reasonably determined by the Administrative Agent, and in each case of (i) and (ii), the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to (without the consent of any other Person), make any adjustments to this Agreement that are necessary in order to reflect such change in fiscal year or fiscal quarter, including adjustment to calculations determined by reference to any fiscal quarter or fiscal year.
Section 6.09Financial Covenants.
(a)Total Net Leverage Ratio. The Total Net Leverage Ratio shall not exceed 3.50 to 1.00 as of the last day of any fiscal quarter; provided that if the Borrower or any of its

Subsidiaries consummates a Specified Material Investment in any fiscal quarter, the maximum Total Net Leverage Ratio permitted pursuant to this Section 6.09(a) shall increase to no greater than 4.00 to 1.00 at the end of such fiscal quarter until and including the end of the third full fiscal quarter following the quarter in which such Specified Material Investment was consummated (such increase, the “Specified Material Investment Step-Up”) and shall be reduced to 3.50 to 1.00 thereafter; provided, further, that there shall be at least two full fiscal quarters following the cessation of each Specified Material Investment Step-Up during which no Specified Material Investment Step-Up shall then be in effect prior to the commencing of any subsequent Specified Material Investment Step-Up pursuant to the immediately preceding proviso.
(b)Interest Coverage Ratio. The Interest Coverage Ratio shall not be less than 3.00 to 1.00 as of the last day of any fiscal quarter.
Article VII
Events of Default
Section 7.01Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed made;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, in each case, such event or condition remains unremedied or has not been waived by the holders of such Material Indebtedness;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of $125,000,000 (to the extent not covered by insurance as to which the insurer has not denied coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(m)any invalidity of any subordination agreement or other provision pursuant to which any Subordinated Indebtedness is subordinated to the Obligations (or any Loan Party shall challenge the enforceability of any such agreement or provision or shall assert in writing, or engage in any action or inaction based on any such assertion, that any such agreement or provision has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
(n)the Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty or any Guarantor shall deny that it has any further liability under the Guaranty to which it is a party, or shall give notice to such effect;
(o)any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms) other than any cessation in validity or enforceability that occurs in accordance with its terms; or
(p)a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate any outstanding Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower provide cash collateral as required in Section 2.05(j), and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, all outstanding Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

Article VIII
The Administrative Agent
Section 8.01Authorization and Action.
(a)Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as the Administrative Agent shall deem to be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing

Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and
(ii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.
(g)The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
Section 8.02Administrative Agent’s Reliance, Indemnification, Etc.
(a)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the

Administrative Agent by the Borrower, a Lender or a Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or each Issuing Bank, or any Exchange Rate.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Bank and shall not be responsible to any Lender or any Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(d)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 8.03Posting of Communications.
(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative

Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 8.04The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, an Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
Section 8.05Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing).

Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.06Acknowledgements of Lenders and Issuing Banks.
(a)Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
Section 8.07Certain ERISA Matters.
(a)Each Lender and each Issuing Bank (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender or Issuing Bank party hereto to the date such Person ceases being a Lender or Issuing Bank party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender or such Issuing Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s or such Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender or such Issuing Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender or such Issuing Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s or such Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender or such Issuing Bank.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or Issuing Bank or such Lender or such Issuing Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender or such Issuing Bank further (x) represents and warrants, as of the date such Person became a Lender or an Issuing Bank party hereto, to, and (y) covenants, from the date such Person became a Lender or an Issuing Bank party hereto to the date such Person ceases being a Lender or an Issuing Bank party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender or such Issuing Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent, and each Arranger hereby informs the Lenders and the Issuing Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or such Issuing Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 8.08Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender or an Issuing Bank, or any Person who has received funds on behalf of a Lender or an Issuing Bank (any such Lender, Issuing Bank, or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.08 and held in trust for the benefit of the Administrative Agent, and such Lender or such Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or such Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or such Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.08(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.08(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.08(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or such Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or such Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)
(i)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.08 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 8.08 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 8.09Guaranty Matters. Each Lender and each Issuing Bank irrevocably authorizes the Administrative Agent (i) to be the agent for and representative of the Lenders and Issuing Banks with respect to the Guaranty and (i) upon the request of the Borrower, release any Subsidiary from its obligations under the Guaranty under the circumstances, and subject to the conditions for release, set forth in Section 16 of the Guaranty. In connection with any such release, the Administrative Agent shall be entitled to rely and shall rely exclusively on an officer’s certificate of the Borrower (the “Release Certificate”) confirming that (a) such release has occurred or will occur upon consummation of one or more identified transactions (an “Identified Transaction”) occur, (b) the conditions to any such release have occurred or will occur upon consummation of an Identified Transaction, and (c) that any such Identified Transaction is permitted by the Loan Documents. The Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Lender or any Issuing Bank as a result of such reliance. Each Lender and each Issuing Bank irrevocably authorizes and irrevocably consents to reliance on the Release Certificate.
Article IX
Miscellaneous
Section 9.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to the Borrower, to it at Masimo Corporation, 52 Discovery, Irvine, California 92618, Attention of Chief Financial Officer (Facsimile No. 949-297-7099) with a copy to Paul Hastings LLP, 1117 S. California Avenue, Palo Alto, CA 94304, Attention of Jeff Hartlin;
(ii)if to the Administrative Agent, to it at Citibank, N.A., 388 Greenwich Street, New York, NY 10013, Attention of Laura Fogarty (Email: laura.fogarty@citi.com); and
(iii)if to any Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
Section 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) or (c) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Subject to Section 2.13(b) and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend or waive default interest pursuant hereto or (B) to amend any financial covenant (or any term defined therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (including the waiver of any mandatory prepayment), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.19(b) without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release any Guarantor from its obligations under the Loan Documents without the consent of each Lender, other than any such release expressly contemplated under Article VIII or (viii) other than pursuant to any debtor-in-possession financing, subordinate the Obligations (or any Class thereof) in right of payment to any other Indebtedness without the written consent of each Lender affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or for any Issuing Bank hereunder (including any amendments or modifications to Section 2.19) without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be; provided further that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; provided further that no such agreement shall amend or modify the provisions of Section 2.05 or any letter of credit application and any bilateral agreement between the Borrower and any Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively.
(c)If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that, for the avoidance of doubt, the foregoing shall not apply in the case of amendments, modifications or supplements requiring the consent of each Lender, each affected Lender or each Issuing Bank, as applicable, pursuant to clause (b) above.
(d)If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender who consent is necessary but not obtained being referred to herein as “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and the other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04 and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to an including the date of termination.
Section 9.03Expenses; Indemnity; Damage Waiver.
(a)The Borrower shall pay (i) all reasonable and documented out of pocket expenses actually incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (but limited, in the case of legal fees and expenses of legal counsel, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one lead counsel and one local counsel in each relevant jurisdiction to the Arranger, the Administrative Agent and their Affiliates), (ii) all reasonable and documented out-of-pocket expenses incurred by each of the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (A) for claims made by an Indemnitee pursuant to clause (i) of this Section 9.03(b), the Borrower shall not be liable for legal fees and expenses of legal counsel with respect to any individual claims, damages, losses, liabilities or expenses of more than one primary counsel, one local counsel and, in the case of an actual or perceived conflict of interest, any other primary and/or local counsel to the Administrative Agent and the Lenders, and (B) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective amounts of Loans, Commitments and LC Exposure in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective amounts of Loans, Commitments and LC Exposure immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, the Loans, the Letters of Credit, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent Indemnitee or any of its Related Parties. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.
Section 9.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and/or the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower; provided that the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and/or Commitments unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof provided that no consent of the Borrower shall be required for (i) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or (ii) if an Event of Default has occurred and is continuing, any other assignee;
(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment; and
(C)in the case of any assignment of Revolving Commitments, the Issuing Bank.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, (d) a Disqualified Lender and (e) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and

Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.16(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) and 9.02(d) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06Counterparts; Integration; Effectiveness; Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
Section 9.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.09Governing Law Jurisdiction Consent to Service of Process.
(a)This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York; provided, that (i) the definition of “Material Adverse Effect” (as defined in the Viper Acquisition Agreement) and whether there shall have occurred a Material Adverse Effect (as defined in the Viper Acquisition Agreement), (ii) the interpretation of the condition precedent set forth in Section 4.01(h) as to whether the Viper Acquisition was consummated in accordance with the terms of the Viper Acquisition Agreement and (iii) the determination of the accuracy of any Viper Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Borrower has the right to terminate is or its applicable affiliates’ obligations under the Viper Acquisition Agreement as a result of the failure of such representations to be accurate, shall be governed by and construed in accordance with the laws of Delaware.
(b)[Reserved].
(c)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, any Loan Party or its properties in the courts of any jurisdiction.
(d)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section.

Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority such as the National Association of Insurance Commissioners), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights or obligations under this Agreement; provided that in no event shall such disclosure be made to any Disqualified Lender or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.13Material Non-Public Information.
(a)EACH LENDER AND EACH ISSUING BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER AND EACH ISSUING BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.14Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
Section 9.15USA Patriot Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation.
Section 9.16California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the parties agree, and hereby agree to advise the applicable court, that the adjudication of any such action or proceeding (and all related claims) shall be made pursuant to California Code of Civil Procedure Section 638 by a referee (who shall be a single active or retired judge) who shall hear and determine all of the issues in such action or proceeding (whether of fact or of law) and report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 9.03, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
Section 9.17Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender, any Issuing Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such Issuing Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such Issuing Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the sum originally due to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, in the Specified Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Issuing Bank or the Administrative Agent, as the case may be, against such loss.
Section 9.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.19No Fiduciary Duty, etc. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.
The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
Section 9.20Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

MASIMO CORPORATION, as Borrower
By:	/s/ Micah Young
Name: Micah Young
Title: Executive Vice President and Chief Financial Officer

CITIBANK, N.A., as Administrative Agent, as a Lender and as an Issuing Bank,
By:	/s/ Christopher Jackson
Name: Christopher Jackson
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender and Issuing Bank
By:	/s/ Gregory Martin
Name: Gregory Martin
Title: Executive Director

BANK OF THE WEST, as a Lender and Issuing Bank
By:	/s/ Cecile Segovia
Name: Cecile Segovia
Title: Director

BANK OF AMERICA, N.A., as a Lender and Issuing Bank
By:	/s/ Sebastian Lurie
Name: Sebastian Lurie
Title: SVP

KEYBANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Tanille Ingle
Name: Tanille Ingle
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Tom Priedeman
Name: Tom Priedeman
Title: Senior Vice President

MIZUHO BANK, LTD., as a Lender
By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

HSBC Bank USA, N.A., as a Lender
By:	/s/ Darren Santos
Name: Darren Santos
Title: Senior Vice President, 22672

PNC BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Mark H. Wolf
Name: Mark H. Wolf
Title: Senior Vice President

CITY NATIONAL BANK, as a Lender
By:	/s/ Sanjna Daphtary
Name: Sanja Daphtary
Title: Senior Vice President

SCHEDULE 2.01
COMMITMENTS

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SCHEDULE 3.17
CAPITALIZATION AND SUBSIDIARIES
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SCHEDULE 3.18
INSURANCE
MASIMO:
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SOUND UNITED:

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SCHEDULE 6.01
INDEBTEDNESS
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SCHEDULE 6.02
LIENS
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SCHEDULE 6.04
INVESTMENTS
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SCHEDULE 6.08
RESTRICTIVE AGREEMENTS
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EXHIBIT A
FOR OF ASSIGNMENT AND ASSUMPTION
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EXHIBIT B
RESERVED
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EXHIBIT C
U.S. TAX CERTIFICATES
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EXHIBIT D
SOLVENCY CERTIFICATE
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